Exhibit 99.1

For more information contact:
Gary Sproule Chief Financial Officer Youbet.com, Inc. 818/668-2100	Richard Land David Jacoby Jaffoni & Collins Incorporated 212/835-8500 or ubet@jcir.com
YOUBET.COM REPORTS THIRD QUARTER NET LOSS REFLECTING 9% ONLINE
HANDLE GROWTH AND IMPACT OF LEGAL AND CONSULTING EXPENSES
- Third Quarter Revenue Rises 42% to $37.0 Million Reflecting Year-Over-Year
Gains for Online and IRG Units and Contribution from United Tote -
- Reiterates Prior Expectation for Full Year Online Handle Growth of 15% — 20% -
Woodland Hills, CA, November 7, 2006 — Youbet.com, Inc. (NASDAQ: UBET), today reported a loss of $0.4 million, or ($0.01) per share, for the three-month period ended September 30, 2006, compared to net income of $1.8 million, or $0.05 per diluted share, for the three-month period ended September 30, 2005. Consolidated revenue for the quarter ended September 30, 2006 rose approximately 42% to $37.0 million from $26.1 million in the year ago period. The 2006 third quarter included operating results from United Tote Company (United Tote), which Youbet acquired in February 2006 and which contributed $6.8 million in revenue in the period.
Summary of Three Month and Nine Month Results

(in thousands, except per	For the three months ended		For the nine months
share figures)	September 30,		ended September 30,
	2006	2005	2006	2005
Total revenue	$37,050	$26,079	$104,396	$68,077
Adjusted EBITDA(1)(2)	$1,889	$2,151	$8,251	$4,743
Net income (loss)(2)	$(440)	$1,848	$3,105	$4,215
Diluted EPS(2)	$(0.01)	$0.05	$0.08	$0.12

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for other income. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found at the end of this release.

(2)	For the three-month and nine-month periods ended September 30, 2006, Adjusted EBITDA, Net income and Diluted EPS include an expense of approximately $119,994 and $525,468, respectively, related to Youbet’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

Youbet.com, Inc., 11/7/06	page 2

The following factors impacted our results for the three month period ended September 30, 2006:
•	Year-over-year online handle growth of approximately 9% reflects an impact from the previously noted aggressive recruitment of high-volume customers by unlicensed bookmaking and sports betting outfits;

•	Legal expenses in the quarter for the arbitration proceedings initiated by TVG were approximately $0.7 million pre-tax, or $0.02 per diluted share;

•	Pre-tax expenses of $0.4 million, or $0.01 per diluted share, related to the engagement of a consulting firm that is conducting a comprehensive evaluation of new revenue and pricing models, cost synergies and expense reduction opportunities for United Tote; and

•	Non-cash share-based compensation expenses of $0.1 million, or $0.00 per diluted share, under SFAS 123R.
Commenting on the results, Youbet’s Chairman and Chief Executive Officer, Charles F. Champion, said, “Our third quarter operating results reflect 9% year-over-year growth in online handle, which was less than we have achieved in recent quarters. We believe this decline is related to the recruitment of high-volume U.S. customers by unlicensed bookmaking and sports betting operations that do not operate legally or contribute to the industry.
“Importantly, we believe Youbet’s initiatives to overcome this handle attrition and return to our projected annual handle growth rate of 15% — 20% are working. Year-over-year online handle declined slightly for July and has since increased on a monthly sequential basis, including year-over-year growth of approximately 24% in September. Further, the continued deployment of our marketing programs, such as Youbet Advantage, is improving handle across the majority of our wagering segments without noteworthy impact on online wagering yields. We also believe that innovative marketing partnerships such as our highly successful marketing program with Louisiana Downs could play a growing role in stabilizing the content distribution channel in our industry. As these programs are further refined and popularized, we expect bottom line improvements reflecting higher levels of handle and the leverage inherent in our financial model.
“In addition, while legal expenses for the TVG arbitration again impacted our quarterly results, it is imperative that we protect the rightful long-term interests of Youbet and its shareholders. A final decision from the arbitrator is expected to be rendered by the end of this month.
Mr. Champion continued, “Wagering at IRG increased approximately 128% year-over-year, marking the strongest level of quarterly handle in its history despite the absence of content that was available in prior periods. IRG’s strong performance was primarily attributable to benefits from our Computer Robotic Wagering (CRW) test program that we initiated in March of this year under the supervision of one of our licensing bodies. We believe the benefits of CRW are becoming more apparent as this program progresses.

Youbet.com, Inc., 11/7/06	page 3

“As expected, United Tote continues to record year-over-year revenue growth and we are working closely with external consultants to review additional revenue opportunities, product pricing alternatives and additional strategies for achieving further cost synergies and expense reductions. We retained the same firm and deployed this same strategy with great success several years ago when I joined Youbet. As such, we believe that the expenses associated with this extensive review will be short-term in nature and will lead to meaningful future operating contributions by United Tote. We expect that United Tote’s superior technology platform and the new strategies we are developing will be key differentiators in our efforts to secure new business that will become available over the next two years.
“Youbet is also moving closer to the launch of our new online fantasy sports and games initiative that will leverage the game development capabilities at United Tote with our Internet platform and growing customer database. KingContest.com is expected to launch later this year with our first online fantasy contest product, KingContest. We then expect to launch several new online games and/or contests throughout 2007.”
Mr. Champion concluded, “With established programs to further handle growth, while maintaining appropriate margins, we are confident that the third quarter financial results were more of a short-term aberration than a long-term trend, particularly as we continue to expect to meet our previously stated 15% — 20% online handle growth range for 2006. With the most experienced and capable level of senior management in our history now in place and our growing sources of revenue, Youbet is on track to return to the solid growth levels we are accustomed to achieving while further diversifying our business.”

Youbet.com, Inc., 11/7/06	page 4

The following table summarizes the key components of revenue in the three-month periods ended September 30, 2006 and 2005:

	Three Months Ended
	September 30,
	2006	2005
	(in thousands, except for Yield)
Youbet
Total wagers (handle)	$118,367	$108,143

Commissions from handle, net of incentives	$22,689	$21,631
Other revenue	911	853

Total revenue	$23,600	$22,484

Net revenue (revenues from commissions less track and licensing fees)	$7,153	$6,642

Yield (1)	6.0%	6.1%

International Racing Group (IRG)
Total wagers (handle)	$98,407	$43,160

Commissions from handle, net of incentives	$6,938	$3,594

Net Revenue (revenues from commissions less track and licensing fees)	$2,261	$1,435

Yield (1)	2.3%	3.3%

United Tote (2)
Contract revenue (3)	$6,686	$6,352
Equipment sales	137	355

Total revenue	$6,823	$6,707

(1)	Yield is defined as net revenue (commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the Consolidated Statements of Operations Information attached to this release) as a percentage of handle. Youbet’s management believes that yield provides useful data to evaluate Youbet’s operating results and profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

(2)	United Tote was acquired by Youbet on February 10, 2006 and included in our consolidated results as of that date. Accordingly, United Tote’s contract revenue, equipment sales and total revenue for the three-month period ended September 30, 2005 as presented above are based on the prior year’s unaudited figures, and such results do not necessarily represent results that would have been achieved had Youbet operated United Tote during that period.

(3)	Approximately $311,471 and $54,487 of United Tote’s contract revenue in the third quarter of 2006 and 2005, respectively, were tote fees paid by Youbet and IRG.

Youbet.com, Inc., 11/7/06	page 5

Operating expenses (excluding track fees, licensing fees, contract costs, equipment costs and depreciation and amortization) increased approximately 57% to $10.7 million for the quarter ended September 30, 2006 from $6.8 million in the quarter ended September 30, 2005. The year-over-year operating expense increase was primarily driven by $1.4 million of expenses associated with the operation of United Tote that Youbet did not incur last year, as United Tote was acquired in 2006, $0.7 million related to legal fees associated with Youbet’s defense of the arbitration proceeding initiated by TVG, $0.4 million related to increased marketing initiatives and $0.4 million in consulting fees.
For the three-month period ended September 30, 2006, Youbet recorded $4.1 million in contract costs associated with United Tote’s contract revenues that Youbet did not incur last year.
Network operations expense decreased approximately $0.2 million year-over-year, to $1.3 million, primarily due to IRG totalizator fees of $0.3 million that were eliminated by shifting this entity’s handle to United Tote. This decrease was partially offset by increased totalizator fees related to increased wager volume for Youbet.
Research and development expenses were approximately $0.8 million in the third quarter of 2006, compared to approximately $0.4 million in the third quarter of 2005. The increase was due to research and development expense at United Tote that Youbet did not incur last year.
Sales and marketing expenses in the third quarter of 2006 were approximately $2.4 million, or 6.5% of revenue, compared to $1.6 million, or 6.3% of revenue, in the comparable prior year period. The increase was due to $0.2 million of United Tote expenses that Youbet did not incur last year and higher sales and marketing expenses related to costs associated with increased advertising as well as the new marketing programs described above.
General and administrative expenses increased approximately $3.0 million to $6.2 million in the third quarter of 2006 from $3.2 million in the third quarter of 2005. The increase was due to several factors including legal, consulting and share-based compensation expenses as well as expenses associated with United Tote that Youbet did not incur last year. Higher Sarbanes-Oxley compliance costs, audit fees and an increase in salaries also contributed to the increase. General and administrative expenses in the third quarter of 2006 were 16.7% of total revenue, compared to 12.4% in the third quarter of 2005.
Depreciation and amortization increased to $2.2 million in the third quarter of 2006 from $0.5 million in the third quarter of 2005. The increase primarily reflects $1.5 million in United Tote depreciation and amortization expense, the majority of which was depreciation of United Tote’s fixed assets.
Youbet also incurred interest expense of $0.6 million in the third quarter of 2006 primarily related to the unsecured promissory notes issued in connection with the acquisition of United Tote and to Youbet’s bank credit facility.

Youbet.com, Inc., 11/7/06	page 6

As of September 30, 2006, Youbet had cash and cash equivalents of $8.4 million and total assets of $90.8 million.
Fourth Quarter Outlook
Youbet believes investors should consider the following factors as they evaluate Youbet’s prospects for year-over-year net income and earnings per share growth for the balance of 2006:
•	Based on the strong performance in recent months, Youbet is expected to achieve its prior projection for 15% — 20% year-over-year handle growth for the full fiscal year. Barring any adverse weather related closures or other unanticipated events, the fourth quarter of 2006 will also benefit from the availability of more content than the fourth quarter of 2005;

•	Fourth quarter 2006 sales and marketing expenses are expected to increase year-over-year due in part to the implementation several months ago of new marketing initiatives;

•	Research and development costs are expected to increase year-over-year for the fourth quarter due to costs incurred by United Tote, which Youbet did not have in the fourth quarter of 2005;

•	Legal fees for the TVG arbitration in the fourth quarter are expected to decline from third quarter levels;

•	Interest expense in the fourth quarter of 2006 is expected to be approximately $0.6 million reflecting Youbet’s $10.2 million of unsecured promissory notes issued by Youbet in connection with the acquisition of United Tote in February 2006 and secured debt, which the company refinanced at more favorable terms and conditions compared to the prior credit facility; and

•	For the fourth quarter of 2006, share-based compensation expenses under SFAS 123R are expected to remain consistent with the prior three quarters of 2006.
Youbet.com, Inc. is hosting a conference call and webcast at 4:30 p.m. EST today, Tuesday, November 7, 2006. The conference call number is 888/258-4702. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days at the above link.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.

Youbet.com, Inc., 11/7/06	page 7

The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing. Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby and is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet’s Form 10-K for the year ended December 31, 2005, as updated in Youbet’s Forms 10-Q for the quarter ended June 30, 2006, and in Youbet’s other filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be permissible in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; our ability to improve and innovate our technology; our inability to successfully complete and integrate acquisitions; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
-financial tables follow-

Youbet.com, Inc., 11/7/06	page 8
Youbet.com, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
September 30, 2006 and December 31, 2005

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$8,362,601	$16,685,787
Current portion of restricted cash	5,051,799	5,185,115
Accounts receivable, net of allowance for doubtful collection of $564,020 and $346,000	13,031,039	2,504,427
Other receivables	68,467	27,493
Inventory, net of reserve of $385,436	3,213,774	—
Current portion of notes receivable	196,343	—
Prepaid expenses	1,353,315	1,290,849
Current portion of deferred tax asset	4,996,000	4,088,000

	36,273,338	29,781,671

Property and equipment, net	29,792,796	4,418,872

Restricted cash, net of current portion	381,962	381,962
Notes receivable, net of current portion, net of allowance for doubtful collections of $76,742	269,759	—
Intangibles and other, net of accumulated amortization	14,574,202	5,025,339
Goodwill	8,275,749	—
Deferred tax asset, net of current portion	1,221,000	1,221,000

	$90,788,806	$40,828,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	$305,738	$620,000
Short term debt	8,200,000	—
Trade payables, TVG	6,020,352	4,805,642
Trade payables, track related	4,539,763	2,337,709
Trade payables, other	3,459,416	783,621
Accrued expenses and other	6,374,049	3,193,625
Customer deposits	7,980,283	5,905,099
Deferred revenues	241,616	121,027

	37,121,217	17,766,723
Long-term debt, net of current portion	17,094,532	177,655

	54,215,749	17,944,378

Stockholders’ equity
Preferred stock $0.001 par value, authorized 1,000,000 shares, none outstanding	—	—
Common stock, $0.001 par value, authorized 100,000,000 shares, 35,916,540 and 33,451,809 shares outstanding	35,917	33,452
Additional paid-in capital	116,323,219	105,715,395
Deficit	(78,419,346)	(81,524,009)
Accumulated other comprehensive loss	(26,361)	—
Treasury stock (457,015 and 457,015 common shares)	(1,340,372)	(1,340,372)

	36,573,057	22,884,466

	$90,788,806	$40,828,844

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 11/7/06	page 9
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Revenues
Commissions	$29,627,536	$25,225,696
Contract revenues	6,374,413	—
Equipment sales	136,740	—
Other	911,241	853,182

	37,049,930	26,078,878

Operating costs and expenses
Track fees	14,170,699	11,176,452
Licensing, TVG	6,043,150	5,972,759
Contract costs	4,149,809	—
Equipment costs	56,952	—
Network operations	1,335,279	1,508,495
Research and development	813,499	397,631
Sales and marketing	2,398,830	1,642,618
General and administrative	6,192,235	3,229,873
Depreciation and amortization	2,204,181	506,999

	37,364,634	24,434,827

Income (loss) from operations	(314,704)	1,644,051

Other income (expense)
Interest income	137,152	165,859
Interest expense	(550,598)	(19,609)
Other	161,068	57,369

	(252,378)	203,619

Income (loss) before income taxes	(567,082)	1,847,670
Income taxes	127,109	—

Net income (loss)	(439,973)	$1,847,670

Income (loss) per share — basic	$(0.01)	$0.06
Income (loss) per share — diluted	$(0.01)	$0.05
Weighted average shares outstanding
Basic	35,449,618	32,883,310
Diluted	39,163,069	35,548,240
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 11/7/06	page 10
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Revenues
Commissions	$84,440,883	$65,576,607
Contract revenues	16,089,083	—
Equipment sales	1,088,261	—
Other	2,777,625	2,500,049

	104,395,852	68,076,656

Operating costs and expenses
Track fees	40,531,153	29,421,861
Licensing, TVG	15,322,879	14,729,993
Contract costs	9,941,755	—
Equipment costs	590,049	—
Network operations	4,135,436	3,594,311
Research and development	2,488,011	1,131,859
Sales and marketing	6,951,934	4,718,328
General and administrative	16,183,799	9,737,198
Depreciation and amortization	5,074,148	1,056,692

	101,219,164	64,390,242

Income from operations	3,176,688	3,686,414

Other income (expense)
Interest income	422,658	389,098
Interest expense	(1,271,550)	(58,668)
Other	755,854	197,905

	(93,038)	528,335

Income before income taxes	3,083,650	4,214,749
Income taxes	21,013	—

Net income	$3,104,663	$4,214,749

Income per share — basic	$0.09	$0.13
Income per share — diluted	$0.08	$0.12
Weighted average shares outstanding
Basic	35,017,986	31,779,087
Diluted	38,388,834	34,336,614
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 11/7/06	page 11
Youbet.com, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Nine Months Ended September 30, 2006

Operating activities
Net income	$3,104,661
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,843,359
Amortization	1,232,189
Investment in joint venture	(75,295)
Stock-based compensation expense	525,468
Provision for doubtful accounts	—
Change in operating assets and liabilities
Restricted cash	(637,216)
Accounts receivable	(6,932,360)
Other receivables	(38,413)
Inventory	(1,236,266)
Prepaid expenses	238,676
Income tax benefit from change in deferred tax asset valuation allowance	(246,957)
Deposits and others	2,195,198
Trade payables, TVG	1,214,710
Trade payables, track related	2,202,054
Trade payables, other	1,205,227
Accrued expenses and other	1,097,320
Customer deposits	2,075,184
Deferred revenues	(278,207)

Net cash provided by operating activities	9,489,332

Investing activities
Purchases of property and equipment	(4,098,866)
Notes receivable	114,399
Cash paid for United Tote Company acquisition, net of cash acquired of $159,762	(10,094,105)
Investments in intangibles and other	(1,177,132)
Increase in restricted cash	770,532

Net cash used in investing activities	(14,485,172)

Financing activities Proceeds from exercise of stock options and warrants, net	266,641
Repayment of long-term debt	(3,567,626)

Net cash used in financing activities	(3,300,985)

Foreign currency translation adjustment	(26,361)

Decrease in cash and cash equivalents	(8,323,186)
Cash and cash equivalents, beginning of period	16,685,787

Cash and cash equivalents, end of period	$8,362,601

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 11/7/06	page 12
Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30,
	2006	2005
Net income (loss)	$(439,973)	$1,847,670
Depreciation and amortization	2,204,181	506,999
Income taxes	(127,109)	—
Less: Other income (expense)	252,377	(203,619)

Adjusted EBITDA (1)	$1,889,476	$2,151,050

	Nine Months Ended
	September 30,
	2006	2005
Net income	$3,104,661	$4,214,749
Depreciation and amortization	5,074,148	1,056,692
Income taxes	(21,013)	—
Less: Other income (expense)	93,037	(528,335)

Adjusted EBITDA (1)	$8,250,833	$4,743,106

(1)	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for other income) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider Adjusted EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. Adjusted EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
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